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                                                                   EXHIBIT (10)m

                             COMPENSATION AGREEMENT
                             ----------------------


          This Compensation Agreement ("Agreement") is made effective as of February 9, 1994 between PacifiCorp, an Oregon corporation (the "Company") and Keith R. McKennon (the "Director").

          The Director has been elected Chairman of the Board of Directors of the Company. The Company wishes to provide compensation to the Director that will induce him to perform in such a way as to enhance the investment return to the Company's shareholders. Part of the inducement will be achieved by causing the Director to hold a substantial investment in the Company's common stock (the "Common Stock"). Therefore, the Company and the Director agree as follows:

     1. ANNUAL COMPENSATION OF DIRECTOR. The Director's total annual compensation for service on the Company's Board of Directors for the 12 months beginning February 9, 1994 shall be $150,000. The total annual compensation for subsequent years shall be as determined by the Board of Directors. Of the total annual compensation, $10,000 shall be provided through the Director's participation in the PacifiCorp Non-Employee Directors' Stock Compensation Plan. The balance of the total annual compensation shall be provided through a grant of restricted stock under Section 2.

     2.   GRANT OF COMMON STOCK.

          2.1 The Company hereby grants to the Director $140,000 in Common Stock (the "First Year Grant") as of February 9, 1994, subject to the following vesting restriction. One-twelfth of the First Year Grant shall become vested on the 9th day of each calendar month starting with March 9, 1994 if the Director continues in service as Chairman of the Company's Board of Directors until such day. If the Director's service as Chairman of the Company's Board of Directors terminates for any reason before February 9, 1995, the Director shall forfeit any unvested portion of the granted Common Stock.

          2.2 If the Director continues as Chairman of the Company's Board of Directors on February 9 of any year after 1994 (the "Grant Date"), the Company shall grant to the Director Common Stock equal in value on the Grant Date to the Director's total annual compensation for the 12 months beginning on the Grant Date, minus $10,000, subject to the following vesting restriction. One-twelfth of the Common Stock granted on the Grant Date shall become vested on the 9th day of

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each calendar month starting with the March 9 following the Grant Date if the
Director continues in service as Chairman of the Company's Board of Directors until such day. If the Director's service as Chairman of the Company's Board of Directors terminates for any reason before the first anniversary of the Grant Date, the Director shall forfeit any unvested portion of the granted Common Stock.

     3.   PURCHASE OF COMMON STOCK AND PLACEMENT IN ESCROW.

          3.1  When the Director is entitled to a grant of Common Stock under
Section 2, the Company shall pay to a securities broker or other third party cash in the amount provided in 2.1 or 2.2 with instructions to purchase shares of Common Stock on the market at the current market price in the Director's name and deliver them to the escrow holder under 3.2. Payment for the First Year Grant shall be made upon execution of this Agreement by the Company and the Director.

          3.2  For purposes of facilitating the enforcement of the provisions of
Section 2 of this Agreement, the granted shares shall be issued in the Director's name and the certificate or certificate(s) representing such shares shall be delivered, together with a stock power or stock powers executed by the Director, in blank, to the Secretary of the Company, to hold said certificate(s) and stock power(s) in escrow and to take all such actions as are in accordance with the terms of this Agreement. The Director hereby acknowledges that the Secretary of the Company is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is irrevocable.

          3.3 The Director agrees that the escrow holder under 3.2 shall not be liable to any party to this Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent with respect thereto. Upon release of granted shares from the restrictions provided by Section 2, the escrow holder shall deliver to the Director or, in the event of the Director's death, to the Director's successor a certificate or certificates representing the granted shares.

     4. RIGHTS AS SHAREHOLDER. Subject to the provisions of this Agreement, the Director shall be entitled to all of the rights of a shareholder with respect to the granted shares, including the right to vote such shares and to receive ordinary dividends payable with respect to such shares from the date of the grant.


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     5.   TRANSFER RESTRICTIONS.  None of the granted shares may be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Director prior to the date such shares become vested under the provisions of
Section 2.

     6. MERGERS, CONSOLIDATIONS OR CHANGES IN CAPITAL STRUCTURE. If, after the date of this Agreement, the outstanding Common Stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in shares, or in the event of any consolidation, merger or plan of exchange involving the Company pursuant to which Common Stock is converted into cash, any Common Stock, other securities or other consideration issued or distributed with respect to the granted shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

    7.    MISCELLANEOUS.

          (a) This Agreement shall be governed by and construed under the laws of the state of Oregon, exclusive of choice of law rules. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

          (b) This is the entire agreement between the parties with respect to the subject matter hereof and this Agreement supersedes all prior oral or written agreements between the Company and the Director relating to the subject matter hereof.

          (c) This Agreement may be amended or modified only by written consent of the Company and the Director.

          Company:                 PACIFICORP, an Oregon corporation



                                   By: JOHN C. HAMPTON
                                       -----------------------------
                                      Its: Chairman of the Personnel
                                           Committee



          Director:                KEITH R. MCKENNON
                                   ---------------------------------
                                   Keith R. McKennon


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